EXHIBIT 99.1 PRESS RELEASE ISSUED MARCH 30, 2007

MARCH 30, 2007

PRESS RELEASE

Citizens Financial Announces 2006 Results

LOUISVILLE, KY--March 30, 2007--Citizens Financial Corporation (NASDAQ-CNFL) today reported a net loss in the year ended December 31, 2006 of $(836,000) or $(0.51) per share, compared to a net income of $132,000 or $0.08 per share in 2005 and net loss in the quarter ended December 31, 2006 of $212,000 or $(0.13) per share compared to a net income for the same quarter in 2005 of $82,000 or $0.05 per share. While preparing the current year’s financial statements, the Company discovered an error in the compilation and reporting of certain reinsurance transactions that caused the Net Income (Loss) to be overstated by $192,547, $91,720, $107,058 and $122,566 for 2005 and the first, second and third quarters of 2006, respectively. The previously issued financial statements have been restated to reflect the correction of this error.

Premium income decreased 12.4% to $22,373,000 from 2005 and total revenues decreased 12.4% to $29,276,000. The pre-tax loss from operations, which excludes net realized investment gains and losses, amounted to $(486,000) in 2006 compared to a pre-tax loss of $(648,000) in 2005. Net realized investment gains were $4,000 and $115,000 for the year and quarter ended December 31, 2006, while such amounts were $780,000 and $50,000 for the respective 2005 periods. Shareholders’ equity decreased 18.1% to $14,116,000 as of year-end, with unrealized after-tax investment losses of approximately $1,777,000.

The 2006 decrease of $614,000 in pretax income (loss) results from the positive impact of: (a) a decrease in policyholder benefits of $3,554,000; (b) a decrease in commissions of $113,000; (c) a decrease in amortization of deferred policy acquisition costs and value of insurance acquired of $194,000; and (d) an increase in policy acquisition costs deferred of $208,000, offset by the negative impact of: (e) a decrease in premiums and other considerations of $3,175,000 (Pre-need decreased $2,300,000, Dental decreased $376,000, Home Service decreased $330,000, Other Health decreased $41,000, and Broker Life decreased $128,000 (net of the increase in new final expense premiums of $901,000)); (f) a decrease in investment and other income of $196,000 (g) a decrease in net realized investment gains of $776,000; (h) an increase in general expenses and depreciation of $428,000; and (i) an increase in interest expense of $107,000.

Detailed financial information is available in the Company’s Annual Report on Form 10-K for the year filed today with the Securities and Exchange Commission, which can be accessed at www.citizensfinancialcorp.com.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve uncertainties and are based on management’s current expectations. For a discussion of factors that could cause actual results to differ from those described in the forward-looking statements, and a detailed discussion of the Company’s insurance operations, asset quality, capital adequacy, debt, liquidity and factors affecting future performance, see the Company’s Form 10-K for 2006.

Citizens Financial is the Louisville-based parent of Citizens Security Life Insurance Company.

For further information contact:

Len E. Schweitzer

Chief Financial Officer

(502) 244-2420

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Citizens Financial Corporation

Results in tabular form:

Quarter ended December 31
	2006	2005
Segment Revenues	$ 7,077,000	$ 7,724,000
Net realized investment gains	$ 115,000	$ 50,000
Total Revenues	$ 7,192,000	$ 7,774,000
Net Income (Loss)	$ (212,000)	$ 82,000
Net Income (Loss) Per share	$ (0.13)	$ 0.05

Year ended December 31
	2006	2005
Segment Revenues	$ 29,272,000	$ 32,643,000
Net realized investment gains	$ 4,000	$ 780,000
Total Revenues	$ 29,276,000	$ 33,423,000
Net Income (Loss)	$ (836,000)	$ 132,000
Net Income (Loss) Per share	$ (0.51)	$ 0.08

Selected Financial Position Data at December 31
	2006	2005

Total Assets	$ 147,280,000	$ 153,225,000
Notes Payable	$ 5,538,000	$ 5,375,000
Shareholders’ Equity	$ 14,116,000	$ 17,244,000
Shareholders’ Equity per share	$ 8.54	$ 10.32